Exhibit 99.1

Bank One Issuance Trust
Excess Spread Analysis

	Aug-02	Jul-02	Jun-02

Yield	16.18%	16.35%	16.65%
Less: Coupon	3.03%	3.06%	3.06%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.40%	6.07%	5.74%
Excess Spread	6.25%	5.72%	6.35%

Three Month Average
Excess Spread	6.11%	4.02%	n/a

Delinquency:
30 to 59 days	1.41%	1.34%	1.28%
60 to 89 days	0.91%	0.88%	0.88%
90+ days	1.74%	1.72%	1.81%
Total	4.06%	3.94%	3.97%

Payment Rate	13.87%	13.54%	13.47%